Exhibit 99.1

Pacific CMA Announces Stock Repurchase Plan

New York, NY - October 5, 2005 - Pacific CMA Inc. (AMEX:PAM), an integrated provider of global freight forwarding/logistics services, announced today that its Board of Directors has authorized a stock repurchase program to purchase up to $0.5 million of the Company’s common stock. The shares will be repurchased at the Company’s discretion, either in the open market or in privately negotiated block transactions. The decision to buy back stock will depend on prevailing market prices, availability, and market conditions, among other things. Purchases will occur from time to time and the company has not set any time frame for completion of the program.

Alfred Lam, Chairman of Pacific CMA, Inc. commented, “This repurchase program reflects our positive outlook for continued growth and represents our commitment to maximizing our long-term value. With more than 130 corporate customers worldwide and a robust global presence throughout the United States and the Far East, we are well positioned to capitalize on the strong dynamics of manufacturing trade in China and the world.”

The Company noted that stock repurchases would not be made knowingly from officers or directors of Pacific CMA and that to its knowledge, there are no additional insider sales planned for the remainder of the year.

About Pacific CMA
Pacific CMA is an international, non-asset based supply chain management company, providing air and ocean freight forwarding, contract logistics, and other logistics-related services. The Company's large and diverse global and local customers operate in industries with unique supply chain requirements, such as the apparel and technology industries. Its AGI Logistics (HK) Ltd. operating unit is based in Hong Kong and focuses on integrated logistics, freight forwarding and warehousing services in the Far East region and Mainland China. Its Airgate International operating unit, founded in 1995, is based in New York and primarily handles import air and ocean shipments from the Far East and Southwest Asia to the United States. Our newest division, Paradigm Global logistics is located in Los Angeles. For more information, please refer to the Company’s Web site: www.pacificcma.com.

This press release may contain statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. These forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "plan," "estimate," "approximately," "intend," and other similar words and expressions, or future or conditional verbs such as "should," "would," "could," and "may." In addition, the Company may from time to time make such written or oral "forward-looking statements" in filings with the Securities and Exchange Commission (including exhibits thereto), in its reports to shareholders, and in other communications made by or with the approval of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.

Contacts:

John F. Mazarella Investor Relations Pacific CMA Inc. Tel: 212-247-0049 E: john.mazarella@pacificcma.com	Trúc Nguyen Investor Relations The Global Consulting Group Tel: 646-284-9418 E:tnguyen@hfgcg.com